Exhibit 99.1

Kaman Corporation
Bloomfield, CT
(860) 243-7100

KAMAN REPORTS 2011 THIRD QUARTER RESULTS

Third Quarter 2011 Highlights:

•Diluted earnings per share of $0.47; Net sales $357 million
•Industrial Distribution operating income up 39.7% on a 7.2% sales increase
•Operating Margin: Industrial Distribution 5.0%, Aerospace 15.9%

•	Three acquisitions announced since September 1st

BLOOMFIELD, Connecticut (November 2, 2011) - Kaman Corp. (NASDAQ GS:KAMN) today reported financial results for the third quarter ended September 30, 2011.

Table 1. Summary of Financial Results
In thousands except per share amounts - Unaudited	For the Three Months Ended
	September 30, 2011	October 1, 2010	$ Change
Net sales:
Industrial Distribution	$239,132	$223,127	$16,005
Aerospace	117,388	136,418	(19,030)
Net sales	$356,520	$359,545	$(3,025)

Operating income:
Industrial Distribution	$11,869	$8,494	$3,375
Aerospace	18,694	19,017	(323)
Net gain (loss) on sale of assets	(14)	(5)	(9)
Corporate expense	(10,207)	(7,914)	(2,293)
Operating income	$20,342	$19,592	$750

Diluted earnings per share	$0.47	$0.61	$(0.14)

Adjustments	-	(0.12)	0.12
Adjusted diluted earnings per share	$0.47	$0.49	$(0.02)

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, "We continued to demonstrate strength across the majority of our businesses in the third quarter. In Industrial Distribution, we have maintained a steady pace of growth and our focus on profitability improvements continues to yield year-over-year gains. In Aerospace, strong demand across our product lines including bearing product lines, partially offset a delay in shipments of our Joint Programmable Fuzes. The Joint Programmable Fuze

program is expected to return to acceptance testing in early November, after encountering acceptance test interruptions, and we expect to achieve our full year delivery target for the program.

We continue to pursue acquisition opportunities in both business segments to supplement our organic growth and I am pleased that we have announced three acquisitions since the beginning of September - Vermont Composites in Aerospace; and Target Electronics and Plains Bearings in Industrial Distribution. In addition to acquisitions, we continue to develop a range of longer-term opportunities that we believe will enable us to deliver continued revenue growth and margin improvement. These opportunities include the unmanned K-MAX®, two of which are undergoing final testing for deployment in Afghanistan. We are proud that along with our partner, Lockheed Martin, our aircraft will be performing a vital life saving role for the Marine Corps by the end of the year."

Segment reports follow:

Industrial Distribution segment sales increased 7.2% in the 2011 third quarter to $239.1 million compared to $223.1 million a year ago. Acquisitions contributed $1.1 million in sales in the quarter (sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition). On a sales per sales day* basis, organic sales were up 6.7% over last year's third quarter (see Table 2 for additional details regarding the Company's sales per sales day performance). Segment operating income for the third quarter of 2011 was $11.9 million, a 39.7% increase from operating income of $8.5 million in the third quarter of 2010. The operating profit margin for the third quarter of 2011 was 5.0%. In comparison, the operating profit margin was 5.1% in the second quarter of 2011 and 3.8% in the third quarter of 2010.

Industrial Distribution segment sales for the third quarter of 2011 reflect continued positive market conditions. Market strength was broad based across most geographies, customers and end markets. Operating margin was higher on a year-over-year basis as a result of the higher sales volume, improved productivity resulting from IT investments and our organizational realignment, and continued gross margin improvement.

Aerospace segment sales were $117.4 million, a decrease of 13.9% from sales of $136.4 million in the third quarter of 2010. Operating income for the third quarter of 2011 was $18.7 million, compared to operating income of $19.0 million in the 2010 third quarter. The operating margin in this year's third quarter was 15.9% as compared to 13.9% (15.7% adjusted*) in the comparable period in the prior year. Third quarter 2011 results benefited as compared to the prior year period from higher sales of bearing product lines and the unmanned K-MAX® program. These increases were offset by lower deliveries associated with acceptance testing interruptions on the Joint Programmable Fuze program. During the third quarter approximately 1,200 JPF fuzes were delivered as compared to over 9,000 in the prior year period. The program is expected to return to acceptance testing in early November. Results in the prior year include a pre-tax charge of $2.0 million, or after-tax $0.05 per diluted share, related to the resolution of pricing associated with a customer contract.

Other

During the third quarter of 2010 the Company received a look-back interest payment of $6.6 million from the IRS, which was recorded as interest income, related to the Australian helicopter program. Net of tax, this resulted in income of $0.17 per diluted share.

Outlook

The Company's updated expectations for 2011 are as follows:

•	Aerospace segment sales of approximately $560 million up 15% over 2010

•	Aerospace operating margins of 15.3% to 15.5%

•	Industrial Distribution sales of approximately $950 million up 14% over 2010

•	Industrial Distribution segment operating margins of 4.8% to 5.0%

•	Interest expense of approximately $12.0 million

•	Corporate expenses of approximately $43.0 million to $44.0 million for the year

•	Tax rate for the full year of approximately 34%

•	Free cash flow* of $15 million to $20 million

The Aerospace outlook excludes contributions from the acquisition of Vermont Composites. The outlook for corporate expenses excludes the non-recurring benefit of $2.4 million recognized in the first quarter of 2011 resulting from the death of a former executive.

Chief Financial Officer, William C. Denninger, commented, "We have essentially maintained our full year outlook for sales and operating profit for both of our businesses, but tightened it up a bit with three quarters of the year behind us. Order intake in our aerospace bearing product lines has been robust affirming our expectations for that business, and notwithstanding the delays in the JPF program, we expect to meet our full year outlook. Our Industrial Distribution business also remains on track with our previous full-year expectations, including a positive but slowing rate of sales growth. We continue to focus on total return to shareholders demonstrated by our recent 14% dividend increase and stock repurchases.”

Please see the MD&A section of the Company's SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on the quarter's results and various company programs.

A conference call has been scheduled for tomorrow, November 3, 2011 at 8:30 AM EDT. Listeners may access the call live over the Internet through a link on the home page of the Company's website at http://www.kaman.com. In its discussion, management may include certain non-GAAP measures related to company performance. If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures provide investors with important perspectives into the Company's ongoing business performance. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the non-GAAP measures used in this report and other disclosures, as follows:

Organic Sales per Sales Day - Organic sales per sales day is defined as GAAP “Net sales from the Industrial Distribution segment” less sales derived from acquisitions, divided by the number of sales days in a given period. Sales days are essentially business days that the Company's branch locations are open for business and exclude weekends and holidays.  Sales days are provided as part of this release.  Management believes sales per sales day provides investors with an important perspective on how net sales may be impacted by the number of days the segment is open for business.

Management uses sales per sales day as a measurement to compare periods in which the number of sales days differ.  The following table illustrates the calculation of organic sales per sales day using “Net sales: Industrial Distribution” from the “Segment Information” footnote in the “Notes to Condensed Consolidated Financial Statements” from the Company's Form 10-Q filed with the Securities and Exchange Commission on November 2, 2011. Sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition.

Table 2. Industrial Distribution - Organic Sales Per Day (in thousands, except days)
	For the three months ended
	September 30, 2011	October 1, 2010
Net sales: Industrial Distribution	$239,132	$223,127
Acquisition related sales	1,089	—
Organic sales	$238,043	$223,127
Sales days	63	63
Organic sales per sales day	$3,778	$3,542

Free Cash Flow - Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.” Management believes free cash flow provides investors with an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. The following table illustrates the calculation of free cash flow using “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the condensed consolidated statement of cash flows included in this release.

Table 3. Free Cash Flow (in thousands)
	For the Nine Months Ended	For the Six Months Ended	For the Three Months Ended
	September 30, 2011	July 1, 2011	September 30, 2011
Net cash provided by (used in) operating activities	$15,497	$6,146	$9,351
Expenditures for property, plant & equipment	(19,416)	(12,530)	(6,886)
Free Cash Flow	$(3,919)	$(6,384)	$2,465

Debt to Capitalization Ratio - Debt to capitalization ratio is calculated by dividing debt by capitalization. Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion.” Capitalization is defined as Debt plus GAAP “Total shareholders' equity.” Management believes that debt to capitalization is a measurement of financial leverage and provides investors with an insight into the financial structure of the Company and its financial strength. The following table illustrates the calculation of debt to capitalization using GAAP measures from the balance sheets included in this release.

Table 4. Debt to Capitalization (in thousands)
	September 30, 2011	December 31, 2010
Notes payable	$1,410	$2,980
Current portion of long-term debt	5,000	5,000
Long-term debt, excluding current portion	143,323	140,443
Debt	149,733	148,423
Total shareholders' equity	399,412	362,670
Capitalization	$549,145	$511,093
Debt to capitalization	27.3%	29.0%

Table 5. Reconciliation of Non-GAAP Financial Information
(In millions except share and per share amounts) (Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2011	October 1, 2010	September 30, 2011	October 1, 2010
NET EARNINGS:
GAAP net earnings as reported	$12.4	$15.8	$39.4	$23.6
Non-recurring benefit associated with the death of a former executive	—	—	(1.9)	—
Look-back interest benefit	—	(4.3)	—	(4.3)
Aerospace contract pricing settlement	—	1.3	—	1.3
Non-GAAP adjusted net earnings	$12.4	$12.8	$37.5	$20.6

GAAP earnings per common share - diluted	$0.47	$0.61	$1.48	$0.91
Non-recurring benefit associated with the death of a former executive	—	—	(0.07)	—
Look-back interest benefit per common share diluted	—	(0.17)	—	(0.17)
Aerospace contract pricing settlement per common share diluted	—	0.05	—	0.05
Non-GAAP adjusted net earnings per common share diluted	$0.47	$0.49	$1.41	$0.79

Diluted weighted average shares outstanding (in thousands)	26,561	26,104	26,530	26,071

AEROSPACE SEGMENT OPERATING INCOME:
GAAP net sales - Aerospace segment	$117.4	$136.4	$402.1	$340.1
Sales adjustment due to contract pricing settlement	—	(2.3)	—	(2.3)
Adjusted net sales - Aerospace segment	$117.4	$134.1	$402.1	$337.8

GAAP operating income - Aerospace segment	$18.7	$19.0	$61.5	$40.8
% of GAAP net sales	15.9%	13.9%	15.3%	12.0%

Aerospace contract pricing settlement	—	2.0	—	2.0
% of adjusted net sales	—%	1.5%	—%	0.6%

Non-GAAP adjusted operating income - Aerospace segment	$18.7	$21.0	$61.5	$42.8
% of adjusted net sales	15.9%	15.7%	15.3%	12.7%

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

Forward-Looking Statements

This release contains forward-looking information relating to the Company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the Company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) satisfactory conclusion to government inquiries or investigations regarding government programs; 5) domestic and foreign economic and competitive conditions in markets served by the Company, particularly the defense, commercial aviation and industrial production markets; 6) risks associated with successful implementation and ramp up of significant new programs; 7) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; 8) management's success in increasing the volume of profitable work at the Wichita facility; 9) successful resale of the SH-2G(I) aircraft, equipment and spare parts; 10) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; 11) satisfactory resolution of (i) the Company's litigation relating to the FMU-143 program and (ii) the Wichita subpoena matter; 12) continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory; 13) cost estimates associated with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; 14) profitable integration of acquired businesses into the Company's operations; 15) changes in supplier sales or vendor incentive policies; 16) the effects of price increases or decreases; 17) the effects of pension regulations, pension plan assumptions and future contributions; 18) future levels of indebtedness and capital expenditures; 19) continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; 20) the effects of currency exchange rates and foreign competition on future operations; 21) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; 22) future repurchases and/or issuances of common stock; and 23) other risks and uncertainties set forth in the Company's annual, quarterly and current reports, proxy statements and other filings with the SEC.Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this release.

###

Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

Table 6. Summary of Segment Information (in thousands, unaudited)
	For the three months ended		For the nine months ended
	September 30, 2011	October 1, 2010	September 30, 2011	October 1, 2010
Net sales:
Industrial Distribution	$239,132	$223,127	$717,309	$613,310
Aerospace	117,388	136,418	402,120	340,094
Net sales	$356,520	$359,545	$1,119,429	$953,404

Operating income:
Industrial Distribution	$11,869	$8,494	$35,853	$21,019
Aerospace	18,694	19,017	61,515	40,764
Net gain (loss) on sale of assets	(14)	(5)	(50)	515
Corporate expense	(10,207)	(7,914)	(30,292)	(27,023)
Operating income	$20,342	$19,592	$67,026	$35,275

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2011	October 1, 2010	September 30, 2011	October 1, 2010
Net sales	$356,520	$359,545	$1,119,429	$953,404
Cost of sales	255,219	265,782	807,681	703,626
Gross profit	101,301	93,763	311,748	249,778
Selling, general and administrative expenses	80,945	74,166	244,672	215,018
Net (gain)/loss on sale of assets	14	5	50	(515)
Operating income	20,342	19,592	67,026	35,275
Interest expense (income), net	2,733	(3,529)	8,624	862
Other (income) expense, net	(176)	(24)	(590)	(691)
Earnings before income taxes	17,785	23,145	58,992	35,104
Income tax expense	5,426	7,320	19,626	11,476
Net earnings	$12,359	$15,825	$39,366	$23,628

Net earnings per share:
Basic net earnings per share	$0.47	$0.61	$1.50	$0.91
Diluted net earnings per share	$0.47	$0.61	$1.48	$0.91

Average shares outstanding:
Basic	26,339	25,956	26,250	25,904
Diluted	26,561	26,104	26,530	26,071

Dividends declared per share	$0.16	$0.14	$0.44	$0.42

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$15,220	$32,232
Accounts receivable, net	193,442	173,620
Inventories	327,564	316,899
Deferred income taxes	25,310	26,357
Income tax receivable	—	2,420
Other current assets	26,740	33,425
Total current assets	588,276	584,953
Property, plant and equipment, net of accumulated depreciation of $139,844 and $130,685, respectively	97,152	89,719
Goodwill	124,384	114,818
Other intangibles assets, net	50,400	49,428
Deferred income taxes	27,291	33,740
Other assets	18,692	23,099
Total assets	$906,195	$895,757
Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$1,410	$2,980
Current portion of long-term debt	5,000	5,000
Accounts payable – trade	109,240	95,416
Accrued salaries and wages	34,943	31,730
Current portion of amount due to Commonwealth of Australia	6,116	24,399
Other accruals and payables	58,130	61,676
Income taxes payable	1,511	644
Total current liabilities	216,350	221,845
Long-term debt, excluding current portion	143,323	140,443
Deferred income taxes	6,997	7,556
Underfunded pension	83,589	98,624
Due to Commonwealth of Australia, excluding current portion	6,191	13,102
Other long-term liabilities	50,333	51,517
Commitments and contingencies
Shareholders' equity:
Capital stock, $1 par value per share:
Preferred stock, 200,000 shares authorized; none outstanding	—	—
Common stock, 50,000,000 shares authorized, voting, 26,457,300 and 26,091,067 shares issued, respectively	26,457	26,091
Additional paid-in capital	107,616	97,903
Retained earnings	353,656	325,844
Accumulated other comprehensive income (loss)	(84,077)	(86,300)
Less 181,279 and 64,949 shares of common stock, respectively, held in treasury, at cost	(4,240)	(868)
Total shareholders’ equity	399,412	362,670
Total liabilities and shareholders’ equity	$906,195	$895,757

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statement of Cash Flows
(In thousands, unaudited)

	For the Nine Months Ended
	September 30, 2011	October 1, 2010
Cash flows from operating activities:
Net earnings	$39,366	$23,628
Adjustments to reconcile net earnings to
net cash provided by (used in) operating activities:
Depreciation and amortization	16,562	15,267
Change in allowance for doubtful accounts	98	501
Accretion of convertible notes discount	1,230	—
Net (gain) loss on sale of assets	50	(515)
(Gain) on amount due to Commonwealth of Australia, net of gain (loss) on derivative instruments	(123)	(690)
Stock compensation expense	5,720	3,567
Excess tax (benefit) from share-based compensation arrangements	(742)	(214)
Deferred income taxes	4,634	2,247
Changes in assets and liabilities, excluding effects of acquisitions/divestures:
Accounts receivable	(18,342)	(24,111)
Inventories	(9,563)	(10,690)
Income tax receivable	(2,420)	(1,401)
Other current assets	13,353	649
Accounts payable - trade	3,880	11,659
Accrued contract losses	(31)	3,400
Advances on contracts	453	1,042
Accrued expenses and payables	(22,176)	9,898
Income taxes payable	854	(4,948)
Pension liabilities	(12,890)	(3,121)
Other long-term liabilities	(4,416)	952
Net cash provided by (used in) operating activities	$15,497	$27,120

Cash flows from investing activities:
Proceeds from sale of assets	242	1,087
Expenditures for property, plant & equipment	(19,416)	(14,505)
Acquisition of businesses including earn out adjustments, net of cash received	(12,965)	(52,073)
Other, net	252	286
Cash provided by (used in) investing activities	$(31,887)	$(65,205)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	4,490	45,629
Debt repayment	(3,750)	(3,750)
Net change in book overdraft	9,239	3,013
Proceeds from exercise of employee stock options and employee purchases of stock	4,537	1,817
Purchase of treasury stock	(3,372)	—
Dividends paid	(10,998)	(10,864)
Debt issuance costs	(715)	(2,321)
Windfall tax benefit	742	214
Other	(636)	(362)
Cash provided by (used in) financing activities	$(463)	$33,376

Net increase (decrease) in cash and cash equivalents	(16,853)	(4,709)
Effect of exchange rate changes on cash and cash equivalents	(159)	(1,352)
Cash and cash equivalents at beginning of period	32,232	18,007
Cash and cash equivalents at end of period	$15,220	$11,946